EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF THE COMPANY

CRC-Evans International, Inc.
     CRC-Evans Pipeline International, Inc.
          CRC-Evans B.V.
          CRC-Evans Candada Ltd.
          PIH Holdings Ltd.
                 Pipeline Induction Heat Limited
                 Didcot Heat Treatment Limited
     CRC-Key, Inc.